UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 23, 2005

LARGE SCALE BIOLOGY CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	000-31275	77-0154648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Vaca Valley Parkway, Vacaville, California 95688
(Address of principal executive offices and zip code)

(707) 446-5501
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

          On November 23, 2005, Large Scale Biology Corporation (the “Company”) received notice from the staff (the “Staff’”) of the Nasdaq Stock Market (“Nasdaq”) that the Company does not comply with Marketplace Rule 4310(c)(2)(B), which requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

          The Staff is reviewing the Company’s eligibility for continued listing on The Nasdaq Capital Market.  To facilitate that review, the Staff requested that the Company provide no later than December 8, 2005 the Company’s specific plan to achieve and sustain compliance with all The Nasdaq Capital Market listing requirements, including the time frame for completion of the plan.  If, after the conclusion of the review process, the Staff determines that the Company’s plan does not adequately address the issues noted, the Staff will provide written notification that the Company’s securities will be delisted.  At that time, the Company may appeal the Staff’s decision to a Nasdaq Listing Qualifications Panel.

          The Company previously received notices from the Staff that the Company did not comply with Marketplace Rule 4310(c)(4), which is a requirement for continued listing on The Nasdaq Capital Market, because the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for 30 consecutive days.  The Staff stated that the Company would be afforded a cure period which would end on December 13, 2005.  The Company’s stockholders and board of directors have approved a reverse stock split to address compliance with Marketplace Rule 4310(c)(4).  Additional details of the Nasdaq’s notices and stockholder approval of a reverse stock split are provided in the Company’s Form 8-K’s and Form 8-K/A that were filed with the Securities and Exchange Commission on June 22, 2005, August 30, 2005, September 12, 2005 and November 28, 2005. The Company can make no assurances that it will be able to maintain its continued listing on The Nasdaq Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Large Scale Biology Corporation

Date: November 30, 2005	By:	/s/ MICHAEL D. CENTRON

Michael D. Centron
Vice President, Finance & Administration